EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Precision Optics Corporation, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-35884, 333-87977 and 333-66297) on Form S-3, and in the registration statements (Nos: 333-89989, 333-94125, 333-72108, 333-97525, 333-110946, and 333-128628) on Form S-8 of Precision Optics Corporation, Inc., of our report dated August 31, 2004 with respect to the consolidated balance sheets of Precision Optics Corporation, Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which report appears in the June 30, 2005 annual report on Form 10-KSB of Precision Optics Corporation, Inc.

/s/ KPMG LLP

Boston, Massachusetts
September 27, 2005